                                                                  EXHIBIT (b)(1)

[FLEET LOGO]
100 Federal Street
Boston, MA   02110

                                November 3, 2000

     Pasta Acquisition Corp.
     c/o Harold O. Rosser
     Bruckmann, Rosser, Sherrill & Co., L.L.C.
     126 E. 56th Street
     New York, New York  10022

                  Re:  Commitment Letter

     Ladies and Gentlemen:

         We are pleased to confirm the commitment of Fleet National Bank ("Fleet"), subject to the terms and conditions set forth in this letter and in the Outline referred to below, to provide financing to Pasta Acquisition Corp. ("Pasta") in connection with the proposed acquisition by Pasta (the "Acquisition") of 100% of the equity interests of Il Fornaio America Corp. (the "Target Company"), such financing to be in an aggregate amount of up to $50,000,000 (the "Senior Financing"). Pasta which will merge with the the Target Company and all present and future direct and indirect subsidiaries shall be joint and several borrowers (collectively, the "Borrower") in connection with the Senior Financing. The Senior Financing will be secured by a pledge of 100% of the capital stock of the Borrower and by all assets of the Borrower. Fleet will act as administrative agent (in such capacity, the "Administrative Agent") for itself and any other lending institutions which may become party to the Senior Financing (collectively with Fleet, the "Lenders") with respect to the Senior Financing, and Fleet Securities, Inc. ("FSI") will act as the arranger (in such capacity, the "Arranger") for the Lenders with respect to the Senior Financing. The proceeds of the Senior Financing, along with $15,000,000 of subordinated debt in the form of subordinated notes and warrants to be issued on terms reasonably satisfactory to the Lenders (the "Subordinated Debt") and at least $40,000,000 in PIK preferred and/or common equity securities to be issued by Pasta, shall be used to provide funds for the Acquisition, to pay related transaction fees and expenses, for the acquisition and/or construction of new operating facilities, for operating facility upgrades, for the issuance of standby letters of credit and for working capital and general corporate purposes. Fleet will provide the full amount of the Senior Financing, but intends to syndicate the Senior Financing before the closing.

         Based on our discussions and on the financial statements, projections and other information and documents previously furnished to us, we are enclosing herewith an outline of terms (the "Outline") which sets forth the principal terms on which Fleet would be willing to provide the proposed Senior Financing to the Borrower (this letter, together with the Outline, is referred to as the "Commitment Letter"), and FSI is willing to act as the Arranger hereunder.

     Pasta Acquisition Corp.
     November 3, 2000
     Page 2

         Although the Outline sets forth the principal terms of the Senior Financing, you should understand that the Administrative Agent and the Arranger reserve the right to propose terms in addition to these terms which will not substantially change or alter the terms of this commitment and the enclosed Outline. Moreover, the Outline does not purport to include all of the representations, warranties, covenants, defaults, definitions and other terms which will be contained in the definitive documents for the transaction, all of which must be reasonably satisfactory in form and substance to us and our counsel and to the Borrower and its counsel prior to proceeding with the proposed Senior Financing.

         Our willingness to proceed with the proposed financing is conditioned on the satisfaction of all the conditions precedent set forth in the Outline, there being no material misstatements in or omissions from the materials which previously have been or are being furnished to us for our review, taken as a whole, and there being in our reasonable judgment no material adverse change in the assets, business or financial condition of the Borrower or in the ability of the Borrower to perform their respective obligations described in the Outline. In addition, the proposed Senior Financing is subject to the condition that no material adverse changes in governmental regulation or policy affecting us or the Borrower and no material changes or disruptions in the syndication, financial or capital markets that could reasonably be expected to materially impair the syndication of the Senior Financing occur prior to the closing. The commitments of Fleet and FSI hereunder are further subject to our satisfaction, consistent with this Commitment Letter, with the capitalization of the Borrower and the Target Company and the terms of the Subordinated Debt to be issued in connection with the Acquisition. As you are aware, our commitments hereunder are being issued at a time when the definitive purchase agreement for the Acquisition has not been finalized.

         By your signature below, you agree to assist and cooperate with the Arranger in its syndication efforts, including, but not limited to, promptly preparing and providing materials and information reasonably deemed necessary by the Arranger to successfully complete and otherwise facilitate the syndication of the facility described herein. In the event that such syndication cannot be achieved in a manner satisfactory to Fleet and FSI under the structure described in the Outline, you agree to cooperate with Fleet and FSI in developing a mutually acceptable alternative structure as setforth in the Outline that will permit a satisfactory syndication of the Financing. Without limiting the foregoing, you hereby agree (a) that the Arranger shall have the exclusive right to syndicate the Senior Financing contemplated by this Commitment Letter and manage all aspects of the syndication (including, without limitation, in consultation with the Borrower, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the syndicate lenders and any titles to be given to any lender participating in the Senior Financing) and that you will assist the Arranger in contacting and soliciting potential co-lenders and will provide to the Arranger, at its reasonable request, financial and organizational information as well as financial projections needed for syndication purposes; (b) that the Arranger shall be expressly permitted to distribute any

     Pasta Acquisition Corp.
     November 3, 2000
     Page 3

     and all documents and information relating to the transactions contemplated hereby and received from you to any potential lender, participant or assignee, on a confidential basis and subject to your authorization and reasonable confidentiality agreements requested by you; (c) to make available the relevant management personnel related to the Senior Financing or operations of the Borrower and its subsidiaries for meetings with potential syndicate members upon reasonable notification and at reasonable times to be mutually agreed; (d) to permit the Arranger to publicize, to the extent permitted under applicable securities laws, information in respect of the Senior Financing (including the Administrative Agent's and the Arranger's roles in the structuring and Senior Financing thereof) subject to your prior reasonable approval of the form and content thereof; and (e) that prior to or after the execution of the definitive documentation for the Senior Financing, Fleet reserves the right to syndicate all or any portion of its commitment hereunder to one or more financial institutions after consultation with the Borrower and the Arranger, and, upon the acceptance by Fleet of a written commitment of any lender to provide a portion of the Senior Financing, Fleet shall be released from a portion of its commitment hereunder in an aggregate amount equal to the commitment of such lender. Without limitation of the foregoing, you agree to negotiate in good faith with Fleet and FSI regarding any changes in the definitive loan documents that may be requested by prospective Lenders. You further agree that, prior to and during the syndication of the facilities, you will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Borrower or any of its subsidiaries (other than the agreed upon Subordinated Debt).

         By your signature below, you agree to pay all reasonable out-of-pocket costs and expenses incurred by Fleet and FSI in connection with this Commitment Letter, the transactions contemplated hereby, the preparation and negotiation of all loan documentation, the syndication of the loans and Fleet's and FSI's due diligence in connection with the transactions contemplated hereby (the "Expenses") (including, without limitation, travel expenses; attorneys' fees, expenses and disbursements; asset evaluation expenses; syndication expenses; and other charges and disbursements and any other reasonable out-of-pocket costs and expenses) whether or not such transactions are consummated.

         Further, in consideration of the commitment contained herein, you agree to pay the fees described in the fee letter enclosed herewith (the "Fee Letter") on the dates and in the amounts referred to in the Fee Letter.

         By your signature below, you further agree to indemnify and hold harmless Fleet, the Administrative Agent and the Arranger and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with, this Commitment Letter, the transactions contemplated hereby (including, without limitation, all due diligence and syndication activities) or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such

     Pasta Acquisition Corp.
     November 3, 2000
     Page 4

     indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they arise from the bad faith, willful misconduct or gross negligence of such indemnified person.

         You agree that this Commitment Letter and the related Fee Letter are for your confidential use only and that, except as required by law, they will not be disclosed by you to any person (including any lender bidding for the Senior Financing contemplated by this Commitment Letter) without our consent, other than to your employees, officers, directors, accountants, attorneys, and other advisors and those of the Borrower, and to the Target Company, and its advisors, and then in each case only in connection with the transactions contemplated hereby and on a confidential basis.

         We agree to keep any information delivered or made available by you to us confidential from anyone other than our employees, officers, attorneys and other advisors who are or are expected to become engaged in evaluating, approving, structuring or administering the Senior Financing or rendering legal advice in connection therewith, provided that nothing herein shall prevent us from disclosing such information (a) on a confidential basis to potential Lenders, and participants in and assignees of the Senior Financing, (b) upon the order of any court or administrative agency or upon the request of any administrative agency or authority, (c) upon the request or demand of any regulatory agency or authority, (d) to the extent that such information has been publicly disclosed other than as a result of a disclosure by us, or (e) otherwise as required by law.

         This letter is issued with the specific understanding that, except as specifically set forth in the preceding paragraphs, it is not intended to give rise to any legal liability on the part of either you, Fleet or FSI (or any other party claiming an interest) and that the proposal set forth herein shall be considered withdrawn if for any reason you fail to return to Fleet by 5:00 P.M. (EST) on November 10, 2000 (the "Expiration Date"), to the attention of Mr. Thomas P. Tansi (i) the enclosed copy of this letter signed by you, and (ii) the Fee Letter signed by you. Further, the commitment set forth herein shall expire on April 13, 2001 if the closing has not occurred on or before such date, unless such expiry date has been extended pursuant to the terms of the Outline or otherwise.

     Pasta Acquisition Corp.
     November 3, 2000
     Page 5

         If the foregoing is in accordance with your understanding, please accept this letter by signing where indicated in the space below and return it to us together with the signed Fee Letter on or prior to the Expiration Date. This letter supersedes all of our prior letters and communications to you, including, without limitation, the Commitment Letter, dated as of October 13, 2000, regarding the subject matter of this letter.

                                       Very truly yours,

                                       FLEET NATIONAL BANK

                                       By: /s/ THOMAS P. TANSI
                                          -----------------------------
                                            Name:
                                            Title:

                                       FLEET SECURITIES, INC.

                                       By: /s/ JONATHAN MULLEN
                                          -----------------------------
                                            Name: Jonathan Mullen
                                            Title: Vice President

     Accepted and Agreed to this
     _______ day of November __, 2000

     PASTA ACQUISITION CORP.

     By: /s/ HAROLD O. ROSSER
        -----------------------------
         Name:
         Title:

                             PASTA ACQUISITION CORP.
                          Summary Terms and Conditions
                                November 2, 2000

THE CONTENT OF THIS OUTLINE OF TERMS AND CONDITIONS IS CONFIDENTIAL, FOR THE EXCLUSIVE USE OF THE BORROWER AND MAY NOT BE DISCLOSED IN WHOLE OR IN PART TO ANY OTHER PARTY WITHOUT THE PRIOR WRITTEN PERMISSION OF FLEET NATIONAL BANK

--------------------------------------------------------------------------------

Borrower(s):                 Pasta Acquisition Corp. ("Acq. Corp."), a new
                             corporation formed by affiliates of Bruckmann, Rosser, Sherrill ("BRSS") which will merge with Il
                             Fornaio America Corp. (the "Target") and all present and future direct and indirect subsidiaries
                             (the "Borrower").

Administrative
Agent:                       Fleet National Bank ("Fleet" or the "Administrative
                             Agent").

Lead Arranger:               Fleet Securities, Inc. ("FRS" or the "Arranger").

Lenders: The Administrative Agent will underwrite the Credit Facilities and the Arranger will syndicate the Credit Facilities to other financial institutions to be identified by the Administrative Agent and the Arranger in consultation with the Borrower.

Credit Facilities:           $50,000,000 in total aggregate amount, comprised
                             of:

                             a) $15,000,000 Revolving Credit Facility (the
                                "Revolver");

                             b) $35,000,000 Term Loan (the "Term Loan")

Use of Proceeds:             At Closing, the Term Loan and up to $3,000,000 of
                             the Revolver will be used to acquire the equity
                             interest of the Target and to effect the merger of
                             the Target with Acq. Corp. (such acquisition and
                             merger, the "Transaction") and to pay fees and
                             expenses associated with the Transaction.
                             Thereafter, the Revolver will be available for the
                             acquisition and/or construction of new operating
                             facilities, for operating facility upgrades, for
                             the issuance of standby letters of credit
--------------------------------------------------------------------------------

[FLEET LOGO]

Pasta Acquisition Corp.                                                   Page 2
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                             and for working capital and other general corporate
                             purposes.

Closing Date:                Such date as may be agreed between the
                             Administrative Agent and the Borrower, but no later than March 13, 2001.

I. REVOLVER

Amount: $15,000,000 Revolver with a Letter of Credit sublimit of $5,000,000 for stand-by Letters of Credit.

L/C Issuing Bank:            Fleet National Bank.

Availability:                Advances under the Revolver may be borrowed, repaid
                             and reborrowed and Letters of Credit may be issued until Maturity. Letters of Credit shall be treated as usage for purposes of determining availability under the $15,000,000 Revolver.

Maturity:                    Six (6) years from the Closing Date.

II. TERM LOAN

Amount:                      $35,000,000

Maturity:                    Six (6) years from the Closing Date.

Amortization:                Term Loan shall be payable in quarterly
                             installments, commencing June 30, 2001, in accordance with the schedule shown in Exhibit I attached.

                               GENERAL PROVISIONS

Commitment Fee:              A fee on the unused portion of the Revolver payable
                             quarterly in arrears at a rate per annum of 0.75% after the Closing Date.

Interest Rates:              For the Revolver and the Term Loan, interest rates
                             shall be Fleet's Base Rate or Eurodollar Rate plus, in each case, the Applicable Margin. Base Rate will be defined as the higher of the Prime Rate announced by Fleet from time to time or the Federal
                             Funds Rate plus 1/2%. Eurodollar loans will be available for 1, 2, 3 or 6 month periods. Customary provisions regarding breakage costs, reserves, taxes,

Pasta Acquisition Corp.                                                   Page 3
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                             illegality, etc. shall apply. The credit agreement
                             will restrict the number of Eurodollar loans, which may be outstanding at any one time.

Applicable Margin:           In accordance with Exhibit II attached.

Default Pricing:             Applicable Margin over the Base Rate plus 2%.

Letter of Credit Fee:        A per annum fee equal to the Applicable Eurodollar
                             Margin, payable on the face amount of each outstanding letter of credit quarterly in arrears.
                             Fees to be shared by the Lenders on a pro rata basis. Letters of credit issued under the Revolver shall count as utilization for all purposes, including the commitment fee calculation. An additional 1/8% per annum shall be paid to Fleet as the Issuing Bank as a fronting fee, in addition to customary administrative fees.

Other Fees:                  As set forth in the Fee Letter.

Yield Protection:            Customary yield protection provisions regarding
                             capital adequacy, reserves, taxes, regulatory changes, etc.

Optional
Prepayments:                 Optional prepayments shall be permitted at any time
                             (subject to breakage costs if paid prior to any Eurodollar interest rate period, if applicable) in minimum amounts of $100,000. Optional prepayments shall be applied to the remaining scheduled principal payments on the Term Loan in inverse order of maturity until repaid in full.

Mandatory
Prepayments:                 A. 100% of net proceeds from asset sales in excess
                             of $500,000 per annum, equity issuance, certain permitted new debt issuance, tax refunds and insurance claims not reinvested within 270 days.
                             Net proceeds will be applied first to required principal repayments of the Term Loan in inverse order of maturity and then to permanent reductions of the Revolver until fully repaid.

                             B. The percentage specified below of Excess
                             Operating Cash Flow (as defined below) as follows:
                             (i) 75% of Excess Operating Cash Flow when Senior Leverage Ratio is greater than 2.25x for the fiscal year and the

Pasta Acquisition Corp.                                                   Page 4
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                             next succeeding fiscal quarter; (ii) 50% of Excess
                             Operating Cash Flow when Senior Leverage Ratio is greater than 2.00x for the fiscal year and the next succeeding fiscal quarter; and (ii) 0% of Excess Operating Cash Flow when Senior Leverage Ratio is less than or equal to 2.00x for such fiscal year and the next succeeding fiscal quarter. Excess Operating Cash Flow repayments will be payable 120 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2001 and applied first (on a pro rata basis) to required principal repayments of the Term Loan in the inverse order of maturity. Any then remaining Excess Operating Cash Flow shall be applied to reduce then outstanding borrowings under the Revolver until fully repaid.

                             Excess Operating Cash Flow shall be defined as pretax income, plus depreciation and amortization, minus the sum of (a) capital expenditures, and the amount of permitted acquisitions in excess of the amount financed by other permitted indebtedness,
                             (b) cash income taxes, (c) required principal payments and prepayments, (d) any voluntary Term Loan prepayments during such period, and (e) plus/minus changes in working capital.

Collateral:                  The Revolver and the Term Loan will share a common
                             collateral pool consisting of (a) a first perfected pledge of and security interest in one hundred percent (100%) of the capital stock of the Borrower and (b) a first perfected security interest in all assets of the Borrower, including but not limited to accounts and notes receivable, inventory, equipment, owned real property, all licenses, stock of subsidiaries and intangible assets (including patents, trademarks, copyrights etc.), subject to permitted encumbrances set forth in the credit agreement. The Borrower will enter into and cause the financial institutions with which the Borrower maintains depository accounts to enter into agency agreements with the Administrative Agent in order to grant to the Administrative Agent a perfected security interest in such depository accounts and any deposits therein, provided, that so long as no Event of Default is continuing, the Borrower will have free access to such accounts.
                             The Borrower will provide customary real estate collateral support, such as title insurance, environmental studies, surveys, zoning compliance, etc. The Borrower will use their reasonable best efforts to obtain landlord waivers and consents from all lessors of leased property and will assist the Administrative Agent in seeking to obtain leasehold mortgages (and lessor consents thereto) on leased real property to the



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Pasta Acquisition Corp.                                                   Page 5
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                             extent requested by the Administrative Agent based
                             upon its due diligence.

Representations
and Warranties:              Usual and customary for facilities of this type,
                             including but not limited to, organization, authority, enforceability, financial statements, compliance with law and other instruments, governmental approvals, material contracts, environmental matters, absence of material adverse change, absence of material litigation, absence of default or unmatured default, no conflict with material agreements, payment of taxes and certain business-specific matters.

Financial
Covenants:                   Usual and customary for facilities of this type.
                             Consolidated Financial Covenants will be measured quarterly on a rolling four-quarter basis and include, without limitation, the following (see
                             Exhibit III for definitions):

                             1. Maximum Consolidated Leverage Ratio: The ratio of Consolidated Funded Indebtedness to Consolidated EBITDA (the "Leverage Ratio") for each period of four consecutive quarters shall not exceed at any date of measurement during the periods set forth below, the ratio set forth opposite the applicable period set forth in the table below:

                                     Period                          Ratio
                                     ------                          -----
                              Closing through 3/31/01                4.00x

                                    Thereafter                        TBD

                             2. Maximum Consolidated Senior Leverage Ratio: The ratio of Consolidated Senior Funded Indebtedness to Consolidated EBITDA (the "Senior Leverage Ratio") for each period of four consecutive quarters shall not exceed at any date of measurement during the periods set forth below, the ratio set forth opposite the applicable period set forth in the table below:

                                     Period                          Ratio
                                     ------                          -----
                              Closing through 3/31/01                3.00x


Pasta Acquisition Corp.                                                   Page 6
--------------------------------------------------------------------------------


                                    Thereafter                        TBD

Pasta Acquisition Corp.                                                   Page 7
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                             3. Consolidated Cash Flow Ratio: The ratio of
                             Consolidated Cash Flow to Consolidated Financial Obligations for any period of four consecutive fiscal quarters shall not be less than the amounts set forth below in such table opposite such date:

                                     Period                          Ratio
                                     ------                          -----
                              Closing through 3/31/01                1.20x

                                    Thereafter                        TBD

                             4. Consolidated EBITDAR/Interest and Rental
                             Expense: The ratio of Consolidated EBITDAR to consolidated interest charges plus rental expense for any period of four consecutive fiscal quarters shall not be less than the amounts set forth below in such table opposite such date:

                                     Period                          Ratio
                                     ------                          -----
                              Closing through _______                 TBD


                             5. Minimum EBITDA. The Borrower and its
                             subsidiaries shall not permit Consolidated EBITDA for each period consisting of twelve consecutive fiscal months commencing with the twelve month period ending immediately prior to the Closing Date and continuing through [________] to be less than [$TBD].

                             6. Consolidated Capital Expenditures: The Borrower and its subsidiaries shall not permit annual Growth Capital Expenditures to exceed [$TBD], and in any event, no Growth Capital Expenditures shall be permitted if the Senior Leverage Ratio is within twenty-five basis points of the current covenant level. Seventy-five percent of the unused portion of the Growth Capital Expenditure basket for any year (calculated without reference to any carry over amounts from prior years) may be carried over to the basket for the next fiscal year.

Financial Reports:           Financial information to include audited annual and
                             unaudited monthly and quarterly consolidated financial statements and unaudited monthly, quarterly and annual

Pasta Acquisition Corp.                                                   Page 8
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                             store-by-store financial statements, including no
                             default certificate and calculations demonstrating compliance with all covenants.

Other Covenants:             Usual and customary for facilities of this  type,
                             including but not limited to, restrictions on other indebtedness (with exceptions to be agreed upon) including subordinated indebtedness and purchase money equipment financing, guarantees, other liabilities, an agreed-upon maximum percentage of unprofitable units (excluding units that have been in operation for less than six months), liens, acquisitions, investments, dividends and other distributions, mergers, sales of assets, sale and leaseback transactions, limits on subsidiary distributions, voluntary payments of other funded debt, derivative contracts, affiliate transactions, negative pledges, in each case subject to agreed-upon exceptions and standard affirmative covenants, regarding payment of claims and taxes, records and accounts, notices, inspection rights, bank accounts, conduct of business, compliance with laws and contracts, maintenance of insurance, maintenance of office, ERISA and environmental compliance, further assurances, etc. Additional covenants may be proposed based upon the results of the Administrative Agent's due diligence.

                             The Borrower will be required to maintain interest rate hedging agreements in such amounts and with such terms as are acceptable to the Administrative Agent.

Events of Default:           Usual and customary for facilities of this type,
                             including but not limited to, failure to pay any interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

Closing Conditions:          Closing shall be conditioned upon the satisfaction
                             of the following conditions precedent and other conditions customary to transactions of this type or reasonably required by the Administrative Agent:

                                 1. Evidence that the Borrower has received
                                    $40,000,000 of PIK preferred and/or common equity (with such allocation among new cash equity and rollover equity as previously disclosed to the Agent) and $15,000,000 of subordinated debt from a party reasonably acceptable

Pasta Acquisition Corp.                                                   Page 9
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                                    to the Agent, all on terms and conditions
                                    reasonably acceptable to the Agent.

                                 2. The Administrative Agent's reasonable
                                    satisfaction with the terms and conditions of the subordinated debt and equity.

                                 3. Receipt of the Transaction documents in form
                                    and substance reasonably satisfactory to the Administrative Agent and receipt of evidence reasonably satisfactory to the Administrative Agent that simultaneously with the closing of the Credit Facilities, the Transaction shall have been completed in all material respects in accordance with the terms of such Transaction documents. If within fifteen business days of delivery to the Administrative Agent of a certified copy of the stock purchase agreement signed in connection with the Transaction, together with any schedules and exhibits thereto, and certified by the Borrower to be a true, complete and accurate copy thereof, the Administrative Agent fails to notify the Borrower that such stock purchase agreement is unsatisfactory to the Administrative Agent, the form of stock purchase agreement as so delivered shall be deemed to be satisfactory to the Administrative Agent. All subsequent amendments, modifications, side letters and similar agreements relating to the Transaction or such stock purchase agreement must be delivered to the Administrative Agent and such amendments, modifications, side letters or other similar agreements, and the stock purchase agreement as amended or modified thereby, must be in form and substance reasonably satisfactory to the Agent.

                                 4. No material adverse change in the assets or
                                    business of the Borrower or the Target as represented in the Target's December 31, 1999 audited financial statements or the Target's most recent audited financial statements, the financial condition of the Borrower or the Target as represented in the consolidated financial statements relating to them for the fiscal period ending June 30, 2000, the management or prospects of the Borrower or the Target, or in the ability of any of the Borrower or the Target to perform their respective obligations described in the Outline or to complete the Transaction;

Pasta Acquisition Corp.                                                  Page 10
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                                    in addition, no material adverse changes in
                                    governmental regulation or policy affecting
                                    Fleet, FRS or the Borrower or the Target and no material changes or disruptions in the syndication, financial or capital markets that could materially impair the syndication of the Credit Facilities prior to closing.

                                 5. The negotiation, execution and delivery of
                                    documentation, reasonably satisfactory to the Administrative Agent and the Borrower and their respective counsel (each of which documents shall be in full force and effect on the closing date), containing representations and warranties, conditions, covenants, events of default, indemnifications, and increased cost and capital requirement provisions customary in bank financing documents in transactions of this type, including, without limitation, the covenants described above.

                                 6. Receipt by the Administrative Agent of, and
                                    satisfaction with, (a) a day one pro forma balance sheet and sources and uses of funds, showing the effects of the Transaction and compliance with Financial Covenants, (b) audited financial statements of the Target for the preceding three years, (c) material reserve reviews, (d) environmental review reports, and (e) other terms and conditions of the Credit Facilities outlined herein.

                                 7. The existing debt (with exceptions to be
                                    agreed upon for existing capitalized lease liabilities) contemplated to be repaid in connection with the Transaction shall have been repaid in full, all credit facilities with respect thereto shall be terminated and all liens in connection therewith shall have been released.

                                 8. All filings and other actions required to
                                    create and perfect a first priority security interest in all collateral of the Borrower shall have been duly made or taken, and all such collateral shall be free and clear of other liens (subject to limited exceptions to be negotiated).

                                 9. The Administrative Agent shall have received
                                    the results of a recent lien search in each of the jurisdictions where assets of any of the Borrower or the Target are located, and such search shall reveal no liens on any of

Pasta Acquisition Corp.                                                  Page 11
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                                    the assets of the Borrower or the Target
                                    except for liens approved by the
                                    Administrative Agent.

                                10. The Administrative Agent shall have
                                    completed and be reasonably satisfied in all respects with its confirmatory legal due diligence investigation of the Borrower and the Target. The Administrative Agent shall use its best efforts to complete its legal due diligence with respect to environmental matters, leases, litigation, employee benefit plans and employment matters expeditiously.

Syndication Matters:         Fleet will act as the exclusive Administrative
                             Agent for the Credit Facilities and FRS will act as the exclusive arranger, adviser and syndication manager for the Credit Facilities and, in such capacities, each of Fleet and FRS will perform the duties and exercise the authority customarily associated with such roles.

                             FRS will manage all aspects of the syndication, including the selection of Lenders, the determination of when FRS will approach potential Lenders and the final allocations among the Lenders. The Borrower, the Target and BRSS agree to assist FRS actively in achieving a timely syndication that is reasonably satisfactory to FRS, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower's and the Target's senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as FRS may reasonably request, (b) providing to FRS all financial and other information with respect to the Borrower, the Target and the transactions contemplated that FRS may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

                             The Borrower agrees that, prior to and during the syndication of the Credit Facilities, the Borrower and BRSS will not permit any offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities of the Borrower.

Pasta Acquisition Corp.                                                  Page 12
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                             Fleet and FRS shall be entitled to change the
                             structure, terms, pricing, term and/or amounts of any portion of the Credit Facilities if Fleet and FRS determine that the change is advisable in order to ensure a successful syndication of the Credit Facilities or an optimal credit structure for the Credit Facilities.

Expenses:                    The Borrower will pay all reasonable fees and
                             expenses incurred by the Administrative Agent and Arranger in connection with the preparation and execution of the facilities. These will include, without limitation, legal, syndication, collateral examination, appraisal, environmental survey, recording and filing fees and other direct out-of-pocket expenses.

Assignments and
Participations:              Lenders will be permitted to grant participations
                             or assignments of their loans and commitments. Any
                             Lender will be permitted to assign a portion of the Credit Facilities (on a non pro-rata basis) to another lending institution in minimum amounts of $5,000,000, subject to consent of the Borrower (so long as no Default exists) and Administrative
                             Agent, which consent will not be unreasonably withheld.

Voting Rights:               Lenders holding 66 2/3% of all of the outstanding
                             commitments under the Revolver and the Term Loan for all amendments and waivers, provided that the following shall require 100% of the Lenders: (1) increase in commitments; (2) decreases in interest rates; (3) postponement of scheduled amortization or final maturity; (4) release of all or substantially all of the collateral; and (5) changes in the percentage voting rights. Voting rights provisions are subject to adjustment by the Administrative Agent to address concerns of potential Lenders in the syndication process.

Indemnification:             The Borrower shall indemnify the Administrative
                             Agent and the Lenders against all losses, liabilities, claims, damages or expenses relating to their loans, the loan documents, the Borrower's use of loan proceeds or the commitments, including but not limited to attorneys and other professional fees and settlement costs.

Governing Law:               The Commonwealth of Massachusetts.

Agent's Counsel:             Bingham Dana LLP

Pasta Acquisition Corp.                                                  Page 13
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                                    EXHIBIT I

                                  Amortization

                                                                   TERM LOAN
                                     QUARTER                     AMORTIZATION
                                     -------                     ------------
                                      6/30/01                       $750,000
                                      9/30/01                       $750,000
                                     12/31/01                       $750,000
                                      3/31/02                       $750,000
                                      6/30/02                      $1,250,000
                                      9/30/02                      $1,250,000
                                     12/31/02                      $1,250,000
                                      3/31/03                      $1,250,000
                                      6/30/03                      $1,500,000
                                      9/30/03                      $1,500,000
                                     12/31/03                      $1,500,000
                                      3/31/04                      $1,500,000
                                      6/30/04                      $1,750,000
                                      9/30/04                      $1,750,000
                                     12/31/04                      $1,750,000
                                      3/31/05                      $1,750,000
                                      6/30/05                      $1,750,000
                                      9/30/05                      $1,750,000
                                     12/31/05                      $1,750,000
                                      3/31/06                      $1,750,000
                                      6/30/06                      $1,750,000
                                      9/30/06                      $1,750,000
                                     12/31/06                      $1,750,000
                                     Maturity                      $1,750,000

                                      TOTAL                       $35,000,000

Pasta Acquisition Corp.                                                  Page 14
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                                   EXHIBIT II

                                Applicable Margin

                            LEVEL I       LEVEL II     LEVEL III      LEVEL IV
                            -------       --------     ---------      --------
     LEVERAGE RATIO          2.0X          2.5X         3.0X           =3.0X

     Base Rate Margin       1.50%         1.75%         2.00%          2.25%
     Eurodollar Margin      3.00%         3.25%         3.50%          3.75%


         PRICING WILL BE LOCKED AT LEVEL IV UNTIL RECEIPT OF THE COMPLIANCE CERTIFICATE FOR THE PERIOD ENDED 6/30/01.

Pasta Acquisition Corp.                                                  Page 15
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                                   EXHIBIT III

                                   Definitions

Capital
Expenditures:               Amounts expended or financed for capital assets and
                            restaurant pre-opening costs.

Consolidated Cash Flow:     For any period, the sum of (a) the Consolidated
                            Pre-tax Income of the Borrower and its subsidiaries for such period, minus (b) cash income taxes during such period, plus (c) the aggregate amount of consolidated restaurant pre-opening costs and consolidated depreciation and amortization charges made in calculating Consolidated Pre-tax Income for such period, plus (d) the Consolidated Interest
                            Charges of the Borrower and its subsidiaries for such period, plus (e) public company expenses certified by the chief financial officer of the Borrower in amounts and at times acceptable to the Administrative Agent, plus (f) pro forma add backs certified by the chief financial officer of the Borrower in amounts and at times acceptable to the Agent and not to exceed $1,610,000 in the aggregate, minus (g) the greater of (x) the aggregate amount of Maintenance Capital Expenditures during such period, or (y) $1,500,000, (h) plus/minus changes in working capital.

Consolidated
EBITDAR: For any period, the sum of (a) the Consolidated Pre-tax Income of the Borrower and its subsidiaries for such period, plus (b) the Consolidated Interest Charges and Rental Expense of the Borrower and its subsidiaries for such period, plus (c) consolidated restaurant pre-opening costs and consolidated depreciation and amortization expenses of the Borrower and its subsidiaries for such period, plus
                            (d) public company expenses certified by the chief financial officer of the Borrower in amounts and at times acceptable to the Administrative Agent, plus
                            (e) pro forma add backs certified by the chief financial officer of the Borrower in amounts and at times acceptable to the Agent and not to exceed $1,610,000 in the aggregate.

Pasta Acquisition Corp.                                                  Page 16
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Consolidated
EBITDA: For any period, the sum of (a) the Consolidated Pre-tax Income of the Borrower and its subsidiaries for such period, plus (b) the Consolidated Interest Charges of the Borrower and its subsidiaries for such period, plus (c) consolidated restaurant pre-opening costs and consolidated depreciation and amortization expenses of the Borrower and its subsidiaries for such period, plus (e) public company expenses certified by the chief financial officer of the Borrower in amounts and at times acceptable to the Administrative Agent, plus (f) pro forma add backs certified by the chief financial officer of the Borrower in amounts and at times acceptable to the Agent and not to exceed $1,610,000 in the aggregate.

Consolidated
Financial
Obligations:                For any period, the sum of all scheduled payments
                            (including without limitation, principal, interest and commitment fees) on Indebtedness of the Borrower and its subsidiaries, including capital leases, which came due during such period.

Consolidated
Funded
Indebtedness:               At any time, the sum of (a) the aggregate amount of
                            Indebtedness of the Borrower and its subsidiaries, on a consolidated basis, relating to the borrowing of money or the obtaining of credit or in respect of capitalized leases, plus (without duplication) (b) all Indebtedness guaranteed by the Borrower or any of its subsidiaries.

Consolidated
Senior Funded
Indebtedness:               At any time, the sum of (a) Consolidated Funded
                            Indebtedness, less permitted subordinated debt as determined by the Administrative Agent and Arranger.

Consolidated
Net Income:                 The consolidated net income of the Borrower and its
                            subsidiaries for any period determined in accordance with generally accepted accounting principles consistently applied.

Growth Capital
Expenditures:               Capital Expenditures (including restaurant
                            pre-opening costs) for existing concept growth in the Borrower's projections in amounts reasonably acceptable to the Administrative Agent.

Pasta Acquisition Corp.                                                  Page 17
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Indebtedness:               All obligations, contingent or otherwise, that in
                            accordance with generally accepted accounting principles should be classified on the obligor's balance sheet as liabilities, or to which reference should be made by footnotes.

Maintenance Capital
Expenditures:               All Capital Expenditures other than those
                            constituting Growth Capital Expenditures.